UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HASTINGS ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3601 Plains Boulevard
Amarillo, Texas 79102
May 13, 2011
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Hastings Entertainment, Inc. (the “Annual Meeting”) to be held at the Hastings Store Support Center on Wednesday, June 8, 2011, at 4:00 p.m., central daylight saving time. The Store Support Center is located at 3601 Plains Boulevard in Amarillo, Texas 79102.
The attached Notice of Annual Meeting and Proxy Statement describe fully the formal business to be transacted at the Annual Meeting. During the Annual Meeting, shareholders will consider and vote upon the election of one member of the Board of Directors and the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.
Many of our directors and officers will be present at the Annual Meeting and will be available to respond to any questions you may have. I hope you will be able to attend.
We urge you to review carefully the accompanying material and to promptly return the enclosed proxy card or vote by telephone or via the Internet as instructed on your proxy card. Voting by proxy, telephone or Internet will not prevent you from voting in person at the Annual Meeting.
Sincerely,
/s/ John H. Marmaduke
John H. Marmaduke
Chairman of the Board

3601 Plains Boulevard
Amarillo, Texas 79102
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 8, 2011
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Hastings Entertainment, Inc. will be held on Wednesday, June 8, 2011, at 4:00 p.m., central daylight saving time at the Hastings Store Support Center, located at 3601 Plains Boulevard in Amarillo, Texas, for the following purposes:
(1)	to elect one director to our Board of Directors for a term expiring in 2014;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; and

(3)	to consider such other business as may properly come before the Annual Meeting or any adjournments thereof.
Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.
The close of business on April 8, 2011, was fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.
Shareholders are urged to vote by completing, dating, signing and returning the enclosed proxy card in the accompanying envelope, which does not require postage if mailed in the United States, by telephone or via the Internet as instructed on the proxy card. Voting by proxy, telephone or Internet will not prevent shareholders from voting in person at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2011
Our Proxy Statement, 2010 Annual Report, and Annual Report on Form 10-K for the fiscal year ended January 31, 2011 are available online at http://phx.corporate-ir.net/phoenix.zhtml?c=109628&p=proxy. In accordance with Securities and Exchange Commission rules, this website provides complete anonymity with respect to any shareholder accessing it.
By Order of the Board of Directors,
/s/ Natalya A. Ballew
NATALYA A. BALLEW
Corporate Secretary
Amarillo, Texas
May 13, 2011

PROXY STATEMENT

Hastings Entertainment, Inc.
3601 Plains Boulevard
Amarillo, Texas 79102
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 8, 2011
GENERAL QUESTIONS AND ANSWERS
Q:	When is the Proxy Statement being mailed and who is soliciting proxies?

A:	This Proxy Statement is first being mailed on or about May 13, 2011, to shareholders of the Company by the Board of Directors to solicit proxies for use at the Annual Meeting.

Q:	When is the Annual Meeting and where will it be held?

A:
The Annual Meeting will be held on Wednesday, June 8, 2011, at 4:00 p.m. central daylight saving time at the Hastings Store Support Center. The Store Support Center is located at 3601 Plains Boulevard in Amarillo, Texas.

Q:	Who may attend the Annual Meeting?

A:	All of our shareholders may attend the Annual Meeting.

Q:	Who is entitled to vote?

A:
Shareholders of record as of the close of business on April 8, 2011, which is referred to as the record date, are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

Q:	On what am I voting?

A:	You will be voting on:
•	the election of one director to the Board of Directors for a term expiring in 2014;

•	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; and

•	any other business that may properly come before the Annual Meeting or any adjournments thereof.
Q:	How do I vote?

A:
You may vote by attending the Annual Meeting or, if you choose not to attend, by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, by telephone or via the Internet, as instructed on the proxy card. If you vote by proxy and then decide to attend the Annual Meeting, you may revoke your proxy by voting in person.

All shares represented by valid proxies, unless the shareholder otherwise specifies, will be voted:
•	FOR the election of the person named as nominee for election as director for a term expiring in 2014 under the caption “Proposal No. 1: Election of One Director;”
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; and
•	at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting or any adjournments thereof.

If you properly specify how your proxy is to be voted, your proxy will be voted accordingly. The proxy may be revoked at any time by either providing written notice of revocation to Natalya A. Ballew, Corporate Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102, or by attending the Annual Meeting and voting in person. If you sign and send your proxy but do not indicate how you want to vote, your proxy will be voted FOR the two proposals.
Q:	If I abstain from voting or withhold authority to vote for the proposals, will my shares be counted in the vote?

A:	If you abstain from voting or elect to withhold authority to vote for the proposals, your shares will not be counted in the vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:
Your broker is required to vote your shares in accordance with instructions received from you. Except as provided in the following paragraph, your broker may vote your shares on the proposals if your broker does not receive instructions from you, but is not required to do so. To be sure your shares are voted, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker how to vote your shares, your shares may not be counted in the vote on any of the proposals.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.
Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are in more than one account. You will need to sign and return all proxy cards to ensure that all your shares are voted.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services, Inc., our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum?

A:
As of the record date, 8,682,950 shares of our common stock were issued and outstanding. Holders of a majority of the issued and outstanding shares present, in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Votes that are withheld and broker non-votes will be counted towards a quorum but will be excluded from, and have no effect on the outcome of, the matters to be voted upon.

Q:	What is the required vote for the election of a director?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting.

Q:	How much did this proxy solicitation cost?

A:
The entire cost of the proxy solicitation will be borne by the Company. We have hired Mellon Investor Services, Inc. to assist in the distribution of proxy materials and solicitation of votes at a cost of approximately $6,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock. Our executive officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

PROPOSAL NO. 1:
ELECTION OF ONE DIRECTOR
Our Board of Directors (the “Board”) is divided into three classes, including two classes consisting of two directors and one class consisting of one director. Members of each class of directors generally serve for a term of three years. A director serves until the Annual Meeting of Shareholders in the year in which his or her term expires or until his or her successor is elected and qualified or until the earlier of his or her resignation, death or removal.
The term of Mr. Frank Marrs expires at this Annual Meeting, and the Board has nominated him for reelection as a director to serve for a three-year term expiring at our Annual Meeting in 2014, or until a successor is elected and qualified or until his resignation, death or removal. In order to be elected a director, a nominee must receive a plurality of the votes of the shares of common stock having voting power present or represented by proxy at the Annual Meeting.
The nominee has indicated his willingness to serve as a member of the Board if elected; however, if a nominee becomes unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote the proxy for a substitute nominee. Proxies cannot be voted a greater number of persons than the number of nominees set forth herein.
Set forth below is information as to the nominee for election at the Annual Meeting, and each of the directors whose term of office will continue after the Annual Meeting, including their ages, present principal occupations, other business experiences during the last five years, membership on committees of the Board and directorships in other companies. Similar information is included with respect to the current director whose term of office will end as of the date of the Annual Meeting, and who is not standing for reelection.
The Board recommends a vote FOR the nominee listed below for election as a director (Proposal 1 on the proxy card.)
Nominees for Election to the Board of Directors
Frank O. Marrs, age 66, has served as a director of Hastings since April 2003 and is the Chairman of our Audit Committee and a member of our Director Nominating Committee and Executive Committee. Mr. Marrs has served as Chief Executive Officer of Gupton Marrs International, a risk-management advisory firm, since 2001. Prior to that, Mr. Marrs was employed by KPMG LLP, an accounting and advisory firm, serving in several leadership positions, including National Managing Partner of Audit.
Other Directors Whose Terms of Office Continue After the Annual Meeting
Ann S. Lieff, age 59, has served as a director of Hastings since December 2001 and is a member of our Audit Committee, our Compensation Committee, and our Director Nominating Committee. Ms. Lieff’s current term as director expires in 2013. Ms. Lieff is the founder of The Lieff Company, a business consulting firm, and has been its President since 1998. Ms. Lieff currently serves as a board member of Herzfeld Caribbean Basin Fund, Inc. and Birks & Mayors Inc., a leading North American luxury jewelry brand which designs, develops, manufactures and retails fine jewelry, time pieces, sterling silver and gifts, and as a board member and audit committee member of Furniture Brands International, Inc., a designer, manufacturer and retailer of home furnishings. Ms. Lieff also served as a Board member of Claires Stores, Inc., a costume jewelry and accessory retailer, from 2003 through 2007.
Danny W. Gurr, age 53, has served as a director of Hastings since September 2005 and is the Chairman of our Compensation Committee and a member of our Director Nominating Committee. Mr. Gurr’s current term as director expires in 2013. Mr. Gurr is a management consultant and has served as a director of Cost Plus, Inc., a leading specialty retailer of casual home living and entertaining products, since 1995. He also served as interim President of Cost Plus, Inc. during 2005. Since September 2004, Mr. Gurr has served as Director and President of Make Believe Ideas, Inc., a publisher of children’s books. Mr. Gurr also serves as Director of Millennium House, an Australian publishing company. From January 2002 until July 2003, Mr. Gurr served as the President of Quarto Holdings, Inc., a leading international co-edition publisher.

John H. Marmaduke, age 64, has served as Hastings’ President and Chief Executive Officer since July 1976 and as Chairman of the Board since October 1993. He is a member of our Executive Committee. Mr. Marmaduke’s current term as director expires in 2012. Mr. Marmaduke also serves on the Board of Directors of Entertainment Merchants Association. Mr. Marmaduke received the 1998 Ernst & Young Entrepreneur of the Year award for the Southwest Retail/Consumer Products Industry. Mr. Marmaduke has been active in the entertainment retailing industry with us and our predecessor company for over 30 years.
Jeffrey G. Shrader, age 60, has served as a director of Hastings since October 1992 and is a member of our Executive Committee. Mr. Shrader’s current term as director expires in 2012. Mr. Shrader has been a shareholder in the law firm of Sprouse Shrader Smith, P.C. in Amarillo, Texas since January 1993. Mr. Shrader served as a director of Parallel Petroleum Corporation from 2001 until 2009 and Chairman of its Board of Directors from August 2007 to December 2009, when Parallel Petroleum Corporation was acquired by a private company.
Other Director Whose Term of Office Ends as of the Date of the Annual Meeting
Daryl L. Lansdale, age 70, has served as a director of Hastings since March 2001 and is a member of our Audit Committee, our Compensation Committee, and our Director Nominating Committee. Mr. Lansdale is retiring from the Board of Directors as of the date of this Annual Meeting. Since 2002, Mr. Lansdale has been a consultant and a private investor. Mr. Lansdale was President of Rush Retail Centers, a farming and ranching products retailer, from March 1998 to January 2002.
CORPORATE GOVERNANCE
Board Leadership Structure
Mr. Marmaduke serves as both Chairman and Chief Executive Officer for Hastings. We feel that Mr. Marmaduke’s combined roll as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board of Directors and Hastings’ executive management and it allows for a single, clear focus for the chain of command to execute the Company’s key strategic initiatives and business plans.
While the roles of Chairman and Chief Executive Officer are combined, our independent directors meet in executive session in conjunction with regularly scheduled Board of Directors meetings and more frequently as deemed necessary. In these meetings, the independent directors are able to speak freely, without the influence of management.
Elected by our non-management directors, Mr. Shrader, a non-management director, serves as Lead Director. The Lead Director presides at regularly scheduled executive sessions of non-management directors. The responsibilities of the Lead Director include the following:
•	preside at all meetings of the Board of Directors where the Chairman is not present;
•	preside at all executive sessions of the independent directors;
•	call meetings of the independent directors, as deemed necessary;
•	meet on a regular basis with the Chief Executive Officer;
•	serve as the liaison between the Chief Executive Officer and the independent directors;
•	approve meeting agendas and schedules for the Board of Directors;
•	review information sent to the Board of Directors; and
•	meet with shareholders as necessary.

Director Independence
The NASDAQ Stock Market LLC (“NASDAQ”) has adopted independence standards for companies listed on NASDAQ, including Hastings. These standards require that a majority of the Board and each member of the audit, compensation and director nominating committees be “independent” within the meaning of the standards, subject to certain limited exceptions. The Board, applying the NASDAQ standards, has determined that four of our six directors, Ms. Lieff and Messrs. Gurr, Lansdale and Marrs, are independent and that no relationship exists as to any such independent director that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities. In addition, each member of the Audit Committee qualifies under the special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. Accordingly, the Board has determined that the Board of Directors and committees of Hastings meet applicable independence standards of NASDAQ and the SEC.
Board of Directors’ Role in Risk Oversight
Our Board of Directors oversees the business of the Company, including Chief Executive Officer and executive management performance and risk management, to assure that the long-term interests of shareholders are being served. Management routinely meets with the Board of Directors to discuss and review significant business risks and Company strategies. Additionally, executive management presents the Company’s five-year strategic plan to the Board on an annual basis for review.
While the Board of Directors retains the primary oversight responsibility for the risk management process, certain committees of the Board also have responsibility for risk management. The Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report, primarily relating to Sarbanes-Oxley Section 404 and financial risks, from the Company’s internal auditors. Additionally, the Audit Committee, during a meeting with management in December 2009, requested from the Director of Internal Audit that a formal enterprise-wide risk report be prepared, which was presented to the Audit Committee and the full Board of Directors at their respective meetings on March 25, 2010. The enterprise-wide risk report allows the Audit Committee to monitor not only financial risks, but also strategic, operational and compliance related risks that the Company faces. An enterprise-wide risk analysis is presented to the Audit Committee quarterly, and an in-depth review of the enterprise-wide risk report is presented to the Audit Committee annually. In addition to the Audit Committee’s role in risk management, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.
Nomination of Directors
Minimum Qualifications of Directors
We have not adopted specific qualification criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NASDAQ and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Director Nominating Committee believes that each director should have an understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) the results of operations and financial condition of Hastings and our business, and (iii) the relative standing of Hastings and our product categories in relation to our competitors.

Director Nomination Process
The Director Nominating Committee is responsible for making recommendations to the Board regarding nominees for election to the Board. It seeks to identify and recruit the best available Board candidates by evaluating qualified Board candidates submitted by incumbent directors, shareholders, Hastings’ management or third party search firms. When it is necessary to fill a Board vacancy or elect an additional Board member, the Director Nominating Committee will request that each incumbent director submit a list of potential candidates for consideration. The Director Nominating Committee also will consider candidates submitted by shareholders (see “Consideration of Shareholder Nominated Directors” below), or submitted by our management. If the Director Nominating Committee deems it necessary, it will retain an independent third party search firm to provide potential candidates. The Director Nominating Committee will then evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is qualified to serve on the Board. Each nominee should possess professional and personal experiences and expertise relevant to our retail environment. Additionally, though the Director Nominating Committee does not have a formal policy with respect to the consideration of diversity in identifying nominees, as a matter of practice the Director Nominating Committee considers the contribution that each nominee would make to the board of directors’ overall diversity. We consider diversity to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds. The Director Nominating Committee will evaluate qualified shareholder nominees on the same basis as those submitted by Board members, our management, third party search firms or other sources.
If the process yields one or more desirable Board candidates, the Director Nominating Committee will rank them by order of preference based on each candidate’s respective qualifications and our Company’s needs. A member of the Director Nominating Committee will then contact the preferred candidate or candidates to evaluate their potential interest and schedule an interview with the entire Director Nominating Committee. All interviews will be held in person and will be conducted by the Director Nominating Committee members. Based upon interview results and appropriate background checks, the Director Nominating Committee will re-evaluate the candidate at a committee meeting and vote on its recommendation to the Board. If a majority of the Director Nominating Committee members vote to recommend the candidate, the Board will be promptly notified of such recommendation.
When nominating a sitting director for re-election at an annual meeting, the Director Nominating Committee will consider the director’s performance on the Board and the director’s qualifications in respect of the criteria referred to above. The Director Nominating Committee may determine that it is not necessary to meet formally in order to conduct this evaluation.
Consideration of Shareholder Nominated Directors
The Director Nominating Committee will consider potential nominees submitted by shareholders, and, if nominated by the Committee and our Board, such persons will be included in our proxy statement. Any shareholder may submit a candidate for consideration by sending the following information to the Corporate Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102: (i) shareholder’s name, number of shares owned, length of period held, and proof of ownership; (ii) name, age and address of candidate; (iii) a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.); (iv) a supporting statement which describes the candidate’s reasons for seeking election to the Board; (v) a description of any arrangements or understandings between the candidate and Hastings; (vi) the other information required to be provided by such shareholder pursuant to Section 2.5(b) of our Amended and Restated Bylaws (our “Bylaws”) and (vii) a signed statement from the candidate, confirming his/her willingness to serve on the Board. In order for our Board to consider a candidate submitted by a shareholder, the foregoing information must be received not less than 90 days, nor more than 120 days, prior to a meeting of shareholders for the election of Directors; provided, that if less than 40 days’ notice of such meeting is given to shareholders, the foregoing information must be received no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Corporate Secretary will promptly forward such materials to a member of the Director Nominating Committee. The Corporate Secretary also will maintain copies of such materials for future reference by the Director Nominating Committee when filling Board positions.

Shareholder Nominations of Directors
Section 2.5 of our Bylaws also permits a shareholder to propose a candidate at an annual meeting of shareholders who is not otherwise nominated by the Board of Directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in our Bylaws. To comply with the advance notice provision of our Bylaws, a shareholder who wishes to nominate a director at the 2012 Annual Meeting must provide written notice not less than fifty days prior to such meeting. The notice must contain the information required by Section 2.5(a) of our Bylaws. A shareholder may contact our Corporate Secretary to obtain a copy of Section 2.5(a).
Shareholder Communication with the Board of Directors
Shareholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Corporate Secretary, Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed.
Code of Conduct
The Company has adopted a Code of Conduct, which is applicable to and signed by all executive officers and associates upon beginning employment with the Company. The Code of Conduct is currently available on our website, www.goHastings.com. The Audit Committee Charter, the Compensation Committee Charter, the composition of each Board committee and director biographies are also available on our website.
MEETINGS AND COMMITTEES OF THE BOARD
Meetings of Independent Directors
Our independent directors meet in executive session in conjunction with regularly scheduled Board of Directors Meetings and more frequently as deemed necessary.
Board Meetings
During fiscal 2010, our Board held sixteen meetings, twelve of which were telephonic. During fiscal 2010, each incumbent director participated in at least 84% of the aggregate number of meetings of the Board and applicable Committee meetings held during the period for which he or she was a director.
Committees
Our Board has an Audit Committee, a Compensation Committee, a Director Nominating Committee, and an Executive Committee.
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The Audit Committee undertakes a variety of activities designed to assist our Board in fulfilling its oversight role regarding the professional services and independence of Hastings’ independent registered public accounting firm and our accounts, procedures and internal controls. The Audit Committee acts pursuant to a charter that was adopted and became effective December 5, 2003. The Audit Committee is responsible for (i) appointing the independent registered public accounting firm, (ii) reviewing the scope of, and approving in advance the fees for, the annual audit and any non-audit services, (iii) reviewing with Hastings’ independent registered public accounting firm Hastings’ corporate accounting practices and policies, (iv) reviewing Hastings’ independent registered public accounting firms’ final report, (v) establishing the scope of procedures for, supervising and evaluating the internal audit department, (vi) reviewing with internal auditors and the independent registered public accounting firm overall accounting and financial controls, (vii) being available to the independent registered public accounting firm during the year for consultation purposes, (viii) reviewing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (ix) approving our earnings press releases and reviewing with the Chief Financial Officer financial information and earnings guidance provided by Hastings; (x) discussing with the independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees;” and (xi) establishing and maintaining procedures for receiving, retaining and tracking confidential and anonymous complaints about our accounting, internal controls or other auditing matters.

The current members of our Audit Committee are Frank O. Marrs (Chair), Daryl L. Lansdale, and Ann S. Lieff. Upon the resignation of Mr. Lansdale on June 8, 2011, Danny W. Gurr will join the Audit Committee. All current members of the Audit Committee and Mr. Gurr are independent as defined by the relevant rules of the SEC and NASDAQ. In addition, the Board has determined that each current member of the Audit Committee, as well as Mr. Gurr, is financially literate and that Mr. Marrs is an “audit committee financial expert” as defined by regulations promulgated by the SEC. During fiscal 2010, the Audit Committee met nine times.
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The Compensation Committee, among other things, recommends the compensation of our executive officers and recommends grants of options and other awards under our incentive stock plans for consideration by the Board of Directors. See the “Compensation Discussion and Analysis” Section of this annual proxy statement. Compensation Committee members for fiscal 2010 were Danny W. Gurr (Chair), Daryl L. Lansdale, and Ann S. Lieff, all of whom were eligible to serve on the Compensation Committee under the NASDAQ independence standards during the period of their respective service. The Compensation Committee acts pursuant to a Charter that was adopted and became effective April 20, 2005. The Compensation Committee met four times in fiscal 2010.

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The Director Nominating Committee formally nominates individuals for consideration as directors and makes recommendations to the Board of Directors regarding the size, composition and committees of the Board. A charter has not yet been adopted for the Director Nominating Committee. The current members of the Director Nominating Committee are Daryl L. Lansdale, Ann S. Lieff, Danny W. Gurr, and Frank O. Marrs, all of whom meet the independence standards of NASDAQ. The Director Nominating Committee did not meet during fiscal 2010.

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The Executive Committee was reestablished in fiscal 2006. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company’s business that require action by the Board of Directors, except with respect to certain specified matters that by law must be approved by the entire Board of Directors. A charter has not yet been adopted for the Executive Committee. The current members of the Executive Committee are Frank O. Marrs, Jeffrey G. Shrader, and John H. Marmaduke. The Executive Committee did not meet during fiscal 2010.

Compensation Committee Interlocks and Insider Participation
The current members of our Compensation Committee are Messrs. Gurr and Lansdale, and Ms. Lieff. There are no compensation committee interlocks, as defined in applicable SEC rules. No officer or former officer of Hastings is a member of the Compensation Committee.
Board Attendance at the Annual Meeting
Though Hastings does not have a formal policy regarding Board attendance at annual meetings of our shareholders, our Board members are encouraged to attend the Annual Meeting of Shareholders, and we generally schedule a Board meeting on the same day as the Annual Meeting to facilitate their attendance. All six board members were in attendance for the 2010 Annual Meeting, held on June 2, 2010.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
The Compensation Committee of the Board has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s executives is fair, reasonable and competitive.
Compensation Philosophy and Objectives
Our compensation program is designed to attract, motivate, reward and retain management talent that Hastings needs in order to achieve its business goals. We intend to reward executives for achieving short-term and long-term goals, to link executive and shareholder interests through equity-based compensation and to provide a compensation package that recognizes individual contributions and company performance. A meaningful portion of each executive’s total compensation is intended to be based and contingent upon our annual and long-term performance.
Our success depends on attracting and retaining executives who have developed the skills and expertise required to lead and manage a multimedia entertainment retailer. Our philosophy is to provide our executives with competitive base salaries, rewards for performance and accomplishments on a semi-annual basis and incentives to meet long-term objectives.
Role of Executives in Establishing Compensation
Of our named executive officers, only our Chief Executive Officer provides the Compensation Committee with his recommendations for changes to compensation packages or policies of the other named executive officers. The Compensation Committee values the Chief Executive Officer’s opinion as to compensation decisions because he is in a position to see the day-to-day activities of the named executive officers reporting directly to him and because he desires to preserve the competitiveness of our compensation packages in relation to peer companies.
Impact of Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally limits the federal tax deductibility of compensation paid to our Chief Executive Officer and our four other highest paid officers to $1,000,000, but it provides an exception to the limitation for certain performance-based compensation. While we believe that the compensation paid under our plans should be fully deductible for federal income tax purposes, the Compensation Committee retains the authority to evaluate the performance of our named executive officers and pay appropriate compensation, even if some compensation will not be deductible under Section 162(m).
Compensation Components
We pay for performance based on an individual’s level of responsibility. We motivate performance by recognizing the performance period’s results and by providing incentives for improvement in the future. The four major components of our compensation program are base salary, incentive bonus awards made on a semi-annual basis, long-term incentive awards and supplemental executive retirement plan contributions. Although not a major portion of compensation, we also provide our executive officers and some other employees with certain other benefits such as a health club membership, country club dues, reimbursement for membership dues in business related organizations and limited administrative assistance for personal use, among other items. The Compensation Committee does not consider the monetary value of these additional benefits to be material. When an actual cost is associated with a benefit, such as a health club membership, that cost is included in the total compensation shown for the executive in the Summary Compensation Table provided below.

Base Salary. Our compensation philosophy is to make cash compensation competitive with other companies of comparable size and operating locations in order to help motivate and retain executive officers and provide a strong incentive to achieve our specific goals. Initially, other than his own base salary, our Chief Executive Officer recommends base salary amounts to the Compensation Committee. Since our general headquarters and most of our retail operations are not located in large metropolitan areas, our salary ranges are targeted at the median level of our peer group. In determining the base salaries of executives, the Compensation Committee considers a variety of factors, including our Company’s overall financial performance, competitive positioning (comparing Hastings’ salary structure with salaries paid by other companies, including entertainment and non-entertainment retailing companies) and our business performance. We also consider a number of objective and subjective factors unique to each individual, including the executive’s performance, job responsibilities, current and long-term value to Hastings, length of service and qualifications. These factors vary in importance and are not necessarily weighted equally. Periodically, the Compensation Committee, with the help of the Company’s Human Resources Department, undertakes a market evaluation of the compensation of the Company’s executives. The last market evaluation was performed during fiscal 2010, with data provided by the Economic Research Institute (“ERI”). Except for Mr. Ball, who received an increase in minimum compensation from $173,862 to $178,800, no named executive officers received an increase in minimum compensation during fiscal 2010.
Incentive Awards Made on a Semi-Annual Basis. A portion of an executive officer’s income is based upon the Corporate Officer Incentive Program (“COIP”). This program provides for an incentive cash payment (“ICP”) to be paid to an executive officer (participant) based upon the Company’s achieving certain financial incentive targets. The index amount of the ICP for a participant is expressed as a percentage of the participant’s base salary. Generally, the higher the level of an officer’s responsibility with Hastings, the greater the index percentage will be.
Each fiscal year is divided into two separate six-month performance periods, and an ICP is determined for each period. A participant’s ICP presently may be as high as 295% or as low as 0% (performance percentage) of his index amount depending upon the degree the Company exceeds or fails to achieve the financial incentive target for the performance period. In order to obtain the maximum ICP of 295%, the Company must achieve financial targets 42.5% in excess of planned financial targets for the period. Amounts payable under the COIP are variable, and thus a significant portion of each officer’s annual compensation is essentially “at risk”. By placing a certain amount of direct pay “at risk” we are able to align executive compensation with shareholder interests. “At risk” means an executive will not realize a value unless certain performance goals are met.
The Compensation Committee, based upon the results of the latest market evaluation, made changes to the bonus percentages as of August 1, 2010. The following table reports the stated bonus percentage before and after the changes in bonus percentages for each named executive officer employed at August 1, 2010.

	COIP Bonus	COIP Bonus
	Percentage	Percentage
	Prior to	After
	08/01/10	08/01/10
John H. Marmaduke	100%	100%
Dan Crow	40%	45%
Alan Van Ongevalle	60%	65%
Kevin Ball	25%	25%
For each of the performance periods in fiscal 2010, the financial incentive targets for COIP were based upon comparable-store revenue growth and operating income growth benchmarked against the Company’s internal budget. Stores included in the comparable-store revenue calculation are those stores that have been open for a minimum of 60 weeks. Operating income is defined as income before taxes, interest, and other non-operating items. Within 90 days after the end of each performance period, each participant’s base salary for the performance period is multiplied by the participant’s index percentage and the by the performance percentage to determine the participant’s ICP for the performance period in question. Due to seasonality in our revenues and operating income, the Compensation Committee implemented a weighting factor to the payout of ICP amounts. For the first six-month performance period, each participant’s ICP payout is multiplied by 75%, and for the second six-month period each participant’s ICP payout is multiplied by 125%. In fiscal 2010, during the first six-month performance period, the performance percentage realized was 130%. In the second six-month performance period the performance percentage realized was 0%.

The Compensation Committee is authorized to amend or make variations from the approved COIP performance grid if the Compensation Committee determines that applying the grid does not fairly compensate executives for Company performance. Additionally, the Compensation Committee has bestowed upon the CEO the authority to grant one-time discretionary bonuses, not to exceed $25,000, in total, for the first six-month performance period and $50,000, in total, for the second six-month performance period, in order to reward individual members of the executive team who have performed “above and beyond” all expectations during each respective performance period.
Long-term Incentive Awards. Long-term incentive awards are intended to develop and retain strong management through Company stock ownership. Stock options, grants, and restricted stock units are the primary long-term incentives granted to executive officers and some of our other key employees. The Compensation Committee believes that a significant portion of officers’ compensation should depend on value created for the shareholders. Options, performance based restricted stock, and restricted stock unit grants are an excellent way to accomplish this because they tie the officers’ interests directly to the shareholders’ interests. Relative to other types of equity awards, stock options generally provide our executive officers and employees with a better incentive to grow our stock price because optionees will realize value from the stock options only to the extent that our stock price increases.
The number of options, performance based restricted stock awards, or restricted stock units granted to officers is based upon individual performance and level of responsibility. Option grants, performance based restricted stock grants, and restricted stock unit grants must be of sufficient size to provide a strong incentive for executives to work for long-term business interests and to become significant owners of the business. The Compensation Committee reviews information for long-term compensation awards and endeavors to make grants that provide the necessary incentive to attract and retain qualified executives. Stock options, performance-based stock grants, and restricted stock unit grants are reviewed annually by the Compensation Committee, during its December meeting. Generally, at that time, any new options, restricted stock awards, or restricted stock units will be awarded based upon the Compensation Committee’s review and evaluation. From time to time, the Compensation Committee may defer a decision for a period of time to perform further analysis before awarding any new options, performance based restricted stock awards, or restricted stock units.
Supplemental Executive Retirement Plan (“SERP”). In fiscal 2006, the Company adopted a nonqualified deferred compensation SERP to serve as supplemental income for executives who retire from the Company. For each executive 50 years or older, 10% of his or her annual salary and bonus will be contributed yearly to the participant’s SERP account. For each executive under 50 years old, 5% of his or her annual salary and bonus will be contributed. For each executive whose age and service totaled 60 years at December 31, 2006, the Company, for the five years beginning with 2006 and ending with 2010, contributed an additional 10% of the participant’s annual salary and bonus. A participant will be fully vested in his or her SERP account when the participant’s age plus his or her years of service total 60 years, or upon death, disability, or involuntary termination without cause. The Company will credit interest to each participant’s account at an annual rate equal to the Moody’s Long-Term Corporate AA Bond yield as of January 1 of each plan year. The rate was 5.15% as of January 1, 2011.
Other. The Company historically has owned a house in New Mexico that may be used by salaried employees with tenure, executive officers, and invited guests. When and if an executive officer or employee stays in the house, the rental value of the stay is included as compensation to the executive officer or employee for tax purposes. Hastings also owns an aircraft. If any part of an executive officer or employee’s use of the aircraft involves personal use, the value of the personal portion of the flight, determined by the variable cost of the personal use, is included as compensation to the executive officer or employee for tax purposes and presented in the Summary Compensation Table under “Other Compensation”. Such variable costs approximate $450 per hour.
The Compensation Committee, and the Board, believes the Company’s compensation policies and practices for its named executive officers, as well as those relating to all employees generally across the Company, are not reasonably likely to create inappropriate management risk-taking that could have a material adverse effect on the Company. The Compensation Committee believes that the Company’s compensation policies and practices are well-balanced between the cash/equity mix utilized to provide incentives to achieve both short-term and long-term business objectives. This practice is considered appropriate to help ensure a reasonable relationship between the annual and long-term compensation elements and it is not considered to create incentives for excessive or imprudent risk-taking by management. To the contrary, the Compensation Committee believes that the Company’s compensation policies and practices actually serve to ensure a long-term value creation focus by management.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (to the extent such is applicable to the Company) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011.
THE COMPENSATION COMMITTEE
     Danny W. Gurr, Chairman
     Daryl L. Lansdale
     Ann S. Lieff

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the annual and long-term compensation earned during the last three fiscal years by our Chief Executive Officer and each of our four other most highly compensated officers during fiscal 2010 (collectively, the “named executive officers”).

						Non-Equity
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other		Total
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Compensation
Name and Principal Position	Year	($)	($)(1)	($) (2)	($) (2)	($) (3)	Earnings ($)(4)	($) (5)		($)
John H. Marmaduke	2010	$442,000	$—	$257,800	$89,896	$215,475	$173,308	$18,171	(6)	$1,196,650
Chairman of the Board, President	2009	442,000	56,250	188,442	44,836	—	114,960	17,151		863,639
and Chief Executive Officer	2008	430,789	—	—	19,055	309,500	167,333	14,938		941,615

Dan Crow	2010	242,121	—	128,900	77,631	46,742	77,728	4,908		578,030
Vice President and	2009	239,701	36,250	87,442	37,708	—	59,784	4,044		464,929
Chief Financial Officer	2008	236,360	—	—	11,112	67,078	69,198	7,799		391,547

Alan Van Ongevalle	2010	256,610	—	193,350	108,683	73,125	21,980	4,540		658,288
Executive Vice President of	2009	250,000	46,250	122,295	47,135	—	15,341	4,382		485,403
Merchandising	2008	245,079	—	—	18,520	68,934	17,668	6,951		357,152

Scott Voth(7)	2010	125,865	—	64,450	31,052	22,125	—	96,176	(8)	339,668
Vice President of	2009	—	—	—	—	—	—	—		—
Store Operations	2008	—	—	—	—	—	—	—		—

Kevin Ball	2010	176,236	—	64,450	31,052	21,189	25,402	3,057		321,386
Vice President of Marketing	2009	173,862	21,250	48,445	18,854	—	21,036	2,292		285,739
	2008	171,677	—	—	7,408	31,902	22,877	4,331		238,195

(1)
For fiscal 2009, these amounts represent the award of bonuses at the discretion of the CEO and the Compensation Committee based on their determination that applying the Corporate Officer Incentive Plan (“COIP”) grid did not fairly compensate executives for Company performance during the second half of 2009. Please see the “Compensation Discussion and Analysis” section of this annual proxy statement for more information regarding the Company’s COIP. All other bonus payments are reported under “Non-Equity Incentive Plan Compensation” in this Summary Compensation Table.

(2)
The amounts shown for Stock Awards and Option Awards reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 12, “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011. These amounts reflect the valuation method adopted by the Securities and Exchange Commission (“SEC”) in 2009, which is the aggregate grant date fair value of the equity awards, rather than the dollar amounts recognized for financial statement reporting purposes, as previously required.

(3)
The amounts shown reflect payments under the COIP. Please see the “Compensation Discussion and Analysis” section of this annual proxy statement for more information regarding the Company’s COIP and the 2010 COIP awards and performance measures.

(4)
The amounts shown reflect contributions and earnings credited to the named executive’s Supplemental Executive Retirement Plan (“SERP”). Please see the “Compensation Discussion and Analysis” for more information regarding the Company’s SERP.

(5)
Amounts shown primarily include matching amounts paid by Hastings to the named executive’s 401(k) Plan account, amounts for health club and program benefits, moving expense reimbursements, amounts for promotional or service awards, taxable usage of the Company plane, and taxable use of the Company house in Taos, New Mexico.

(6)
This amount includes perquisites and other personal benefits consisting of health club and health program incentive awards and taxable usage of the Company house in Taos, New Mexico, none of which exceeded the greater of $25,000 or 10% of total perquisites and other personal benefits, personal usage of the Company airplane totaling $12,357, and matching contributions paid by the Company for Mr. Marmaduke’s 401(k) Plan account of $4,856.

(7)	Scott Voth was promoted to Vice President of Stores on January 5, 2011.

(8)
This amount includes perquisites and other personal benefits consisting of health program dues, taxable usage of the Company house in Taos, New Mexico, and matching contributions paid by the Company for Mr. Voth’s 401(k) Plan, none of which exceeded the greater of $25,000 or 10% of total perquisites and other personal benefits, and moving expense reimbursements totaling $94,080.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning stock and option awards and equity and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended January 31, 2011.

								All
								Other
								Stock	All Other		Grant
								Awards:	Option		Date
								Number	Awards:		Fair
		Estimated Future			Estimated Future			of	Number	Exercise	Value
		Payouts Under			Payments Under			Shares	of	or Base	of Stock
		Non-Equity Incentive			Equity Incentive			of	Securities	Price of	and
		Plan Awards (1)			Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)	Options	Awards	Awards (3)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
John H. Marmaduke	08/01/10	—	$442,000	$1,303,900	—	—	—	—	—	—	N/A
	12/02/10	—	—	—	—	—	—	40,000	—	—	$257,800
	12/02/10	—	—	—	—	—	—	—	28,117	$7.09	$67,727
	12/02/10	—	—	—	—	—	—	—	11,883	$6.445	$22,169

Dan Crow	08/01/10	—	$107,865	$318,203	—	—	—	—	—	—	N/A
	12/02/10	—	—	—	—	—	—	20,000	—	—	$128,900
	12/02/10	—	—	—	—	—	—	—	25,000	$6.445	$77,631

Alan Van Ongevalle	08/01/10	—	$162,500	$479,375	—	—	—	—	—	—	N/A
	12/02/10	—	—	—	—	—	—	30,000	—	—	$193,350
	12/02/10	—	—	—	—	—	—	—	35,000	$6.445	$108,683

Scott Voth	08/01/10	—	$43,750	$129,063	—	—	—	—	—	—	N/A
	12/02/10	—	—	—	—	—	—	10,000	—	—	$64,450
	12/04/09	—	—	—	—	—	—	—	10,000	$6.445	$31,052

Kevin Ball	08/01/10	—	$44,700	$131,865	—	—	—	—	—	—	N/A
	12/02/10	—	—	—	—	—	—	10,000	—	—	$64,450
	12/02/10	—	—	—	—	—	—	—	10,000	$6.445	$31,052

(1)
The amounts shown reflect grants of fiscal 2010 Corporate Officer Incentive Program (“COIP”) awards. In fiscal 2010, our Compensation Committee established target COIP awards, expressed as a percentage of the executive’s base salary, and Company performance measures for the purpose of determining the amount paid out under the COIP for each executive officer. The amount shown in the “target” column represents the amount payable under the COIP if target performance levels are reached. For 2010, target payments under the COIP as a percentage of the executive’s base salary were: 100% for Mr. Marmaduke; 45% for Mr. Crow; 65% for Mr. Van Ongevalle; and 25% for Messrs. Voth and Ball. The amount shown in the “maximum” column represents the maximum amount payable under the COIP, which is 295% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the COIP if only the minimum level of Company performance of the COIP is attained, which is 0% of the target amount shown. Please see the “Compensation Discussion and Analysis” for more information regarding the Company’s COIP and the 2010 COIP awards and performance measures.

(2)	Shares shown reflect restricted stock units granted to each NEO during fiscal 2010.

(3)
The amounts included in the “Fair Value of Awards” column represent valuations for equity incentive plan awards, other stock awards, and stock option grants during fiscal 2010. Amounts for restricted stock units represent the grant date fair value, which was calculated as the average of the opening and closing prices of Hastings Common Stock on the grant date. Amounts for stock option grants represent the full grant date fair value of the awards computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value	Unearned	Unearned
	Securities	Securities	Securities			Shares or	of Shares	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	or Units	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	of Stock	other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	have not	that have	that have	that have
Name	Exercisable	Unexercisable (1)	Options	Price	Date	Vested	not Vested(2)	not Vested	not Vested
John H. Marmaduke	75,000	—	—	$3.00	08/07/11	3,176	$17,595	—	—
	3,750	—	—	$3.72	07/24/13	2,778	$15,390	—	—
	31,509	—	—	$3.39	07/24/13	1,133	$6,277	—	—
	11,671	11,666	—	$1.86	12/05/13	157	$870	—	—
	10,000	20,000	—	$4.68	12/04/14	1,597	$8,847	—	—
	—	28,117	—	$7.09	12/02/15	3,867	$21,423
	11,663	—	—	$1.69	12/05/18	17,500	$96,950	—	—
	—	11,883	—	$6.45	12/02/20	40,000	$221,600	—	—
Dan Crow	8,000	—	—	$3.00	08/07/11	1,250	$6,925	—	—
	10,000	—	—	$3.39	07/24/13	1,166	$6,460	—	—
	12,534	—	—	$3.39	07/24/13	1,111	$6,155	—	—
	2,466	—	—	$3.39	07/24/13	7,500	$41,550	—	—
	6,000	9,000	—	$1.69	12/05/18	20,000	$110,800	—	—
	4,000	16,000	—	$4.25	12/04/19	1,250	$6,925	—	—
	—	25,000	—	$6.45	12/02/20	2,500	$13,850	—	—
	—	—	—	—	—	841	$4,659	—	—
	—	—	—	—	—	3,826	$21,196	—	—
	—	—	—	—	—	1,667	$9,235	—	—
Alan Van Ongevalle	17,878	—	—	$3.39	07/24/13	2,000	$11,080	—	—
	8,122	—	—	$3.39	07/24/13	500	$2,770	—	—
	10,000	15,000	—	$1.69	12/05/18	2,500	$13,850	—	—
	5,000	20,000	—	$4.25	12/04/19	1,430	$7,922	—	—
	—	35,000	—	$6.45	12/02/20	1,666	$9,230	—	—
	—	—	—	—	—	1,389	$7,695	—	—
	—	—	—	—	—	1,250	$6,925	—	—
	—	—	—	—	—	12,500	$69,250	—	—
	—	—	—	—	—	30,000	$166,200	—	—
	—	—	—	—	—	237	$1,313	—	—
Scott Voth	2,000	8,000	—	$4.25	12/04/19	5,000	$27,700	—	—
	—	10,000	—	$6.45	12/02/20	10,000	$55,400	—	—
Kevin Ball	4,000	6,000	—	$1.69	12/05/18	10,000	$55,400	—	—
	2,000	8,000		$4.25	12/04/19	834	$4,620	—	—
	—	10,000	—	$6.45	12/02/20	5,000	$27,700	—	—
	—	—	—	—	—	1,250	$6,925	—	—
	—	—	—	—	—	1,666	$9,230	—	—
	—	—	—	—	—	833	$4,615	—	—

(1)
Unexercisable options listed above vest at a rate of 20% per year over the first five years of the ten-year option term, except for 59,783 unexercisable options held by John H. Marmaduke, which vest at a rate of 33% per year over the first three years of a five-year option term and 11,883 unexercisable options held by John H. Marmaduke, which vest at a rate of 50% per year over the first two years of a ten-year option term.

(2)	Based on the closing price of our common stock as of January 31, 2011 ($5.54), as reported on NASDAQ.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth the number and value of all options exercised and the number and value of all shares acquired upon vesting of stock awards during fiscal 2010 by the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	On Exercise(1)	Acquired on Vesting	on Vesting(2)
John H. Marmaduke	—	—	30,209	$204,885
Dan Crow	—	—	24,861	$163,827
Alan Van Ongevalle	30,000	$24,600	27,223	$175,943
Scott Voth	—	—	5,000	$31,650
Kevin Ball	—	—	13,334	$81,157

(1)	Value Realized is determined using the difference between the option price (fair market value at the date of grant) and the exercise price (fair market value on the date of exercise).

(2)
Value Realized is determined using the average of the opening and closing prices of Hastings Common Stock on the date the shares vested, or by using the closing price of Hastings Common Stock on the day prior to vesting, if such vesting falls on a day during which the NASDAQ stock market is not open for trading.

NON-QUALIFIED DEFERRED COMPENSATION
The Company has a plan under which eligible executive officers may defer portions of their compensation: the SERP. This plan, including the type and amount of compensation that may be deferred and the terms with respect to payouts, withdrawals, and other distributions, is described above under the heading “Compensation Discussion and Analysis.”

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in	Withdrawls/	Balance at
Name	In Last FY	in Last FY(1)	Last FY(1)	Distributions	Last FYE
John H. Marmaduke	—	$141,495	$31,813	—	$744,815
Dan Crow	—	63,773	13,955	—	328,286
Alan Van Ongevalle	—	18,487	3,493	—	84,512
Scott Voth	—	—	—	—	—
Kevin Ball	—	21,205	4,197	—	100,588

(1)	The amounts shown in these columns are reported as 2010 Compensation in the Summary Compensation Table under the column heading “Nonqualified Deferred Compensation Earnings.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Hastings has employment agreements with each of Messrs. Marmaduke, Crow, Van Ongevalle, Voth and Ball. Each employment agreement provides that the executive’s salary shall be determined by the Board of Directors and that the executive’s employment shall continue until terminated by either the executive or Hastings. Either Hastings or the executive has the right to terminate the employment at any time with or without cause by delivering written notice of termination to the other party. Each agreement provides for a severance payment if the agreement is terminated by Hastings without cause (as defined in the respective agreements). Under such circumstances, Mr. Marmaduke would receive his base annual salary and bonus for a period of 36 months following the date of termination and each of Messrs. Crow, Van Ongevalle, Voth and Ball would receive their base annual salary and bonus for a period of 18 months following the date of termination, payable over a period and at such times as Hastings’ executives receive their regular salary and bonus payments. If the agreements are terminated either voluntarily by the executive or by Hastings with cause (as defined in the respective agreements), or by reason of death or disability, then the Executive will not be entitled to severance payments under their employment agreement. Unvested restricted stock units, held by each respective named executive officer, shall vest upon the death, disability or Retirement of the named executive officer.
Upon a change of control of Hastings, each executive will receive a lump sum payment equal to two times, or three times in the case of Mr. Marmaduke, the sum of 18 months worth of their annual salary and bonus, as well as payment to compensate them for the loss of long-term capital gains treatment of certain options granted to the executive. Furthermore, any unvested stock options will accelerate and become immediately exercisable, and any unvested restricted stock units shall vest upon a change of control. Each employment agreement provides that, in the event the executive terminates employment with Hastings, the executive may not, for a period of 18 months following termination, work for or assist a competitor of Hastings, use certain information obtained from Hastings, or induce any other executive officers or employees of Hastings to terminate their relationship with Hastings.
The following tables show potential payments to our named executive officers under employment contracts for various scenarios involving a change in control or termination of employment, assuming a January 31, 2011 termination date and, where applicable, using the closing price of our common stock ($5.54), as reported on NASDAQ on January 31, 2011.
John H. Marmaduke

				Involuntary	Involuntary	Change
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability
Severance Payments (1)	$—	$—	$—	$1,326,000	$—	$1,989,000	$442,000	$—
Corporate Officer Incentive Program (COIP) (2)	$—	$—	$—	$1,326,000	$—	$1,989,000	$—	$—
Supplemental Executive Retirement Plan (SERP) (3)	$744,815	$744,815	$744,815	$744,815	$744,815	$744,815	$744,815	$744,815
Associate Stock Ownership Plan (ASOP) (4)	$44,853	$44,853	$44,853	$44,853	$44,853	$44,853	$44,853	$44,853
Stock Options (unvested and accelerated) (5)	$—	$—	$—	$—	$—	$60,243	$—	$—
Restricted stock units (unvested and accelerated) (6)	$—	$388,952	$388,952	$—	$—	$388,952	$388,952	$388,952
Life Insurance Benefits (7)	$—	$—	$—	$—	$—	$—	$2,260,000	$—
Health and Disability Benefits (8)	$—	$—	$—	$—	$—	$—	$—	$160,000
Accrued Vacation Pay (9)	$34,000	$34,000	$34,000	$34,000	$34,000	$—	$34,000	$34,000

Dan Crow

				Involuntary	Involuntary	Change
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability
Severance Payments (1)	$—	$—	$—	$359,552	$—	$719,103	$239,701	$—
Corporate Officer Incentive Program (COIP) (2)	$—	$—	$—	$161,798	$—	$323,596	$—	$—
Supplemental Executive Retirement Plan (SERP) (3)	$328,286	$328,286	$328,286	$328,286	$328,286	$328,286	$328,286	$328,286
Associate Stock Ownership Plan (ASOP) (4)	$26,184	$26,184	$26,184	$26,184	$26,184	$26,184	$26,184	$26,184
Stock Options (unvested and accelerated) (5)	$—	$—	$—	$—	$—	$55,290	$—	$—
Restricted stock units (unvested and accelerated) (6)	$—	$227,755	$227,755	$—	$—	$227,755	$227,755	$227,755
Life Insurance Benefits (7)	$—	$—	$—	$—	$—	$—	$1,248,505	$—
Health and Disability Benefits (8)	$—	$—	$—	$—	$—	$—	$—	$70,000
Accrued Vacation Pay (9)	$15,956	$15,956	$15,956	$15,956	$15,956	$—	$15,956	$15,956
Alan Van Ongevalle

				Involuntary	Involuntary	Change
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability
Severance Payments (1)	$—	$—	$—	$375,000	$—	$750,000	$250,000	$—
Corporate Officer Incentive Program (COIP) (2)	$—	$—	$—	$243,750	$—	$487,500	$—	$—
Supplemental Executive Retirement Plan (SERP) (3)	$84,512	$84,512	$84,512	$84,512	$84,512	$84,512	$84,512	$84,512
Associate Stock Ownership Plan (ASOP) (4)	$29,573	$29,573	$29,573	$29,573	$29,573	$29,573	$29,573	$29,573
Stock Options (unvested and accelerated) (5)	$—	$—	$—	$—	$—	$83,550	$—	$—
Restricted stock units (unvested and accelerated) (6)	$—	$296,235	$296,235	$—	$—	$296,235	$296,235	$296,235
Life Insurance Benefits (7)	$—	$—	$—	$—	$—	$—	$1,300,000	$—
Health and Disability Benefits (8)	$—	$—	$—	$—	$—	$—	$—	$2,650,000
Accrued Vacation Pay (9)	$19,231	$19,231	$19,231	$19,231	$19,231	$—	$19,231	$19,231
Scott Voth

				Involuntary	Involuntary	Change
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability
Severance Payments (1)	$—	$—	$—	$262,500	$—	$525,000	$175,000	$—
Corporate Officer Incentive Program (COIP) (2)	$—	$—	$—	$65,625	$—	$131,250	$—	$—
Supplemental Executive Retirement Plan (SERP) (3)	$—	$—	$—	$—	$—	$—	$—	$—
Associate Stock Ownership Plan (ASOP) (4)	$—	$—	$—	$—	$—	$—	$—	$—
Stock Options (unvested and accelerated) (5)	$—	$—	$—	$—	$—	$10,320	$—	$—
Restricted stock units (unvested and accelerated) (6)	$—	$83,100	$83,100	$—	$—	$83,100	$83,100	$83,100
Life Insurance Benefits (7)	$—	$—	$—	$—	$—	$—	$925,000	$—
Health and Disability Benefits (8)	$—	$—	$—	$—	$—	$—	$—	$1,840,000
Accrued Vacation Pay (9)	$938	$938	$938	$938	$—	$938	$938	$938

Kevin Ball

				Involuntary	Involuntary	Change
Executive Payments	Voluntary	Early	Normal	not for Cause	for Cause	in
Upon Termination	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability
Severance Payments (1)	$—	$—	$—	$268,200	$—	$536,400	$178,800	$—
Corporate Officer Incentive Program (COIP) (2)	$—	$—	$—	$67,050	$—	$134,100	$—	$—
Supplemental Executive Retirement Plan (SERP) (3)	$100,588	$100,588	$100,588	$100,588	$100,588	$100,588	$100,588	$100,588
Associate Stock Ownership Plan (ASOP) (4)	$8,770	$8,770	$8,770	$8,770	$8,770	$8,770	$8,770	$8,770
Stock Options (unvested and accelerated) (5)	$—	$—	$—	$—	$—	$33,420	$—	$—
Restricted stock units (unvested and accelerated) (6)	$—	$108,490	$108,490	$—	$—	$108,490	$108,490	$108,490
Life Insurance Benefits (7)	$—	$—	$—	$—	$—	$—	$944,000	$—
Health and Disability Benefits (8)	$—	$—	$—	$—	$—	$—	$—	$1,320,000
Accrued Vacation Pay (9)	$10,315	$10,315	$10,315	$10,315	$10,315	$—	$10,315	$10,315

(1)	Severance payments represent payments of base salary for a period of months as specified in the executive’s employment contract.

(2)
COIP is a semi-annual cash-based performance incentive plan under which payments are made shortly after the six month period in which performance is measured. For purposes of the above tables, the COIP numbers represent estimated cash incentives based on 100% achievement of stated performance goals. See the Compensation Discussion and Analysis section above for more information regarding the COIP.

(3)	SERP amounts shown above represent the amount that becomes vested under each of the various scenarios.

(4)	ASOP amounts shown above represent only the vested portion of each executive’s ASOP balance as of January 31, 2011.

(5)
The payments relating to stock options represent the value of unvested and accelerated stock options as of January 31, 2011, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on January 31, 2011.

(6)
The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of January 31, 2011, calculated by multiplying the number of accelerated restricted stock units by the closing price of our common stock on January 31, 2011.

(7)	Life insurance benefits represent proceeds payable directly to the beneficiary/beneficiaries of the executive’s company-provided life insurance policy.

(8)	Disability benefits represent the lesser of 70% of the executive’s annual salary or $10,000 per month, until the executive reaches 65 years of age.

(9)
Each executive will receive all accrued vacation time should such executive be involuntarily terminated, regardless of whether such termination is for cause. Should an executive’s employment cease as a result of a change in control, the executive will not receive accrued vacation.

DIRECTOR COMPENSATION
We reimburse all directors for expenses incurred in connection with their activities as directors. Our non-executive directors receive an annual cash retainer of $40,000, an annual grant of shares of common stock valued at $10,000 and an annual grant of 2,530 options to purchase shares of common stock for service as directors. In addition, each non-executive director receives a fee of $1,000 for each director meeting and $750 for each committee meeting attended in person or by telephone. Additional retainer fees are provided to the Chair of the Audit Committee, other Audit Committee members, and the Chair of the Compensation Committee in the amounts of $12,500; $2,500; and $2,500, respectively.
The table below summarizes the compensation paid by the Company to non-executive Directors for the fiscal year ended January 31, 2011.

					Change in
					Pension Value
				Non-Equity	And
				Incentive	Nonqualified
	Fees Earned or	Stock	Option	Plan	Deferred	All Other
Name(1)	Paid in Cash	Awards(2)	Awards(3)	Compensation	Compensation	Compensation	Total
Danny W. Gurr	$49,500	$10,000	$9,041	$—	$—	$—	$68,541
Daryl L. Lansdale	54,500	10,000	9,041	—	—	—	73,541
Ann S. Lieff	55,500	10,000	9,041	—	—	—	74,541
Frank O. Marrs	63,250	10,000	9,041	—	—	—	82,291
Jeffrey G. Shrader	44,000	10,000	9,041	—	—	—	63,041

(1)
John H. Marmaduke, the Chairman of the Board, is not included in this table as he is an executive officer of the Company and thus receives no compensation for his services as a Director. The compensation received by Mr. Marmaduke as an executive officer of the Company is shown in the Summary Compensation Table on page 13.

(2)	Amounts include an annual award of shares of common stock valued at $10,000, which reflects the fair value of shares of stock received computed in accordance with ASC 718.

(3)
Amounts reflect the aggregate grant date fair value of the option awards granted during fiscal 2010 as computed in accordance with ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 12, “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011. As of January 31, 2011, each director disclosed above has the following number of options outstanding: Danny W. Gurr: 20,180; Daryl L. Lansdale: 30,300; Ann S. Lieff: 12,144; Frank O. Marrs: 27,770; and Jeffrey G. Shrader: 25,240.

SECURITY OWNERSHIP
The following table sets forth information as of April 8, 2011 regarding the beneficial ownership of common stock by each person known by Hastings to own five percent or more of our outstanding common stock, each director, each executive officer, and the directors and executive officers of Hastings as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. The percentage of beneficial ownership is calculated based on 8,682,950 shares of common stock outstanding as of April 8, 2011.

	Amount and Nature of
Name and Address(1)	Beneficial Ownership(2)	Percent of Class(3)
John H. Marmaduke (4)	2,733,863	30.97%
Stephen S. Marmaduke (5)	1,119,692	12.90%
Dimensional Fund Advisors LP (6)	900,555	10.37%
Dan Crow (7)	152,063	1.74%
Alan Van Ongevalle (8)	101,465	1.16%
Frank Marrs (9)	87,061	1.00%
Jeffrey G. Shrader (10)	54,031	*
Daryl L. Lansdale (11)	40,116	*
John Hintz (12)	25,707	*
Danny W. Gurr (13)	24,988	*
Kevin J. Ball (14)	20,747	*
Ann S. Lieff (15)	17,360	*
Victor Fuentes (16)	15,636	*
Phil McConnell (17)	6,000	*
Scott Voth (18)	2,500	*

All current directors and executive officers as a group (13 total)	3,281,537	37.79%

*	Represents less than 1%.

(1)	The address for each of the beneficial owners identified, unless otherwise noted, is c/o Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102.

(2)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which he or she, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which he or she has the right to acquire voting and/or investment power. The number of shares shown includes outstanding shares of common stock owned as of April 8, 2011 by the person indicated and underlying options exercisable within 60 days of April 8, 2011 owned by that person.

(3)
Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of April 8, 2011 and the number of unissued shares with respect to which that person had the right to acquire voting and/or investment power within 60 days of April 8, 2011.

(4)
Includes 2,144,525 shares held by the John H. Marmaduke Family Limited Partnership, the managing general partner of which is John H. Marmaduke Management, Inc., of which John H. Marmaduke is president, 40,772 shares held by Martha A. Marmaduke, John H. Marmaduke’s wife, 7,228 shares and 6,478 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and options exercisable for 143,593 shares of common stock.

(5)
Includes 920,365 shares held by the Stephen S. Marmaduke Family Limited Partnership, the managing general partner of which is Stephen S. Marmaduke Management, Inc., of which Stephen S. Marmaduke is president.

(6)
As reported in its Amendment No. 11 to Schedule 13G, dated February 11, 2011 (the “Schedule 13G”), Dimensional Fund Advisors LP (“Dimensional”) located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of Hastings that are owned by the Funds, and therefore may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(7)	Includes 4,219 shares and 233 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and 43,000 options exercisable for shares of common stock.

(8)	Includes 4,766 shares and 59 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and 41,000 options exercisable for shares of common stock.

(9)	Includes 20,686 options exercisable for shares of common stock.

(10)	Includes 18,156 options exercisable for shares of common stock.

(11)	Includes 23,216 options exercisable for shares of common stock.

(12)	Includes 3,178 shares and 3,195 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and 11,000 options exercisable for shares of common stock.

(13)	Includes 13,096 options exercisable for shares of common stock.

(14)	Includes 1,413 shares held in Hastings’ Associate Stock Ownership Plan, and 6,000 options exercisable for shares of common stock.

(15)	Includes 5,060 options exercisable for shares of common stock.

(16)	Includes 3,379 shares and 173 shares held in Hastings’ Associate Stock Ownership Plan and 401(k) Plan, respectively, and 8,000 options exercisable for shares of common stock.

(17)	Includes 6,000 options exercisable for shares of common stock.

(18)	Includes 2,000 options exercisable for shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning stock options outstanding, the weighted average exercise price of those options and options remaining to be granted under existing option plans, whether approved or not approved by security holders, as of January 31, 2011. The purpose of this table is to illustrate the potential dilution that could occur from past and future equity grants. Hastings does not have any outstanding warrants or stock appreciation rights.

Equity Compensation Plan Information
	Number of securities			Number of securities
	to be issued		Weighted-average	remaining available for
	upon exercise of		exercise price of	future issuance under
	outstanding options,		outstanding options,	equity compensation
Plan category	warrants and rights		warrants and rights	plans
Equity compensation plans approved by security holders	777,193	(1)	$4.54	385,262
Equity compensation plans not approved by security holders	—		—	—

Total	777,193		$4.54	385,262

(1)
Not included in the above table are 315,282 restricted stock units that will result in the issuance of Hastings Common Stock upon the vesting of such restricted stock units. The restricted stock units were granted under equity compensation plans that have been approved by security holders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Jeffrey G. Shrader is a shareholder in the law firm of Sprouse Shrader Smith P.C. in Amarillo, Texas, which has provided legal services to Hastings since 1993. Hastings made aggregate legal payments of approximately $0.1 million and $0.2 million to such law firm for the fiscal years ended January 31, 2011 and 2010, respectively. Invoices for legal services provided by Sprouse Shrader Smith P.C. are reviewed by the Chief Financial Officer. Hastings believes that these services have been provided on terms as favorable as those that we could have obtained from an unrelated third party.
On each of March 29, 2010, April 8, 2010 and August 18, 2010, Hastings purchased 50,000 shares of its common stock from Sterne Agee Capital Markets, Inc., which acquired the shares immediately prior to each sale from Stephen S. Marmaduke, the brother of the Company’s Chief Executive Officer, John H. Marmaduke, in transactions that qualified as riskless principal transactions within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The prices paid for the shares were $4.15 per share, $4.55 per share and $7.40 per share, respectively, which in each case was the market price at the time of the respective transactions. The total price paid for the shares was $805,000.
On each of June 3, 2009 and October 7, 2009, Hastings purchased 25,000 shares of its common stock from Sterne Agee Capital Markets, Inc., which acquired the shares immediately prior to each sale from Stephen S. Marmaduke, in transactions that qualified as riskless principal transactions within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934. The prices paid for the shares were $4.29 per share and $4.35 per share, respectively, which in each case was the market price at the time of the respective transactions. The total price paid for the shares was $216,000.
Stephen S. Marmaduke beneficially owned 12.90% of Hastings’ outstanding common stock at April 8, 2011.

On December 4, 2009, Hastings entered into a Stock Transfer Agreement (the “Stock Transfer Agreement”) between Hastings and the John Marmaduke Family Limited Partnership (the “Partnership”), which is controlled by Mr. Marmaduke, Hastings’ Chief Executive Officer. Under the Stock Transfer Agreement, for a period of three years following the death of Mr. Marmaduke, the Partnership may tender for purchase to Hastings, and, if so tendered, Hastings will be required to purchase, the number of shares of Hastings’ common stock belonging to the Partnership (the “Shares”) that equal an aggregate Fair Market Value (as defined in the Stock Transfer Agreement) of $5.0 million. During this three year period, the Partnership may elect to tender portions of the Shares in various lots and parcels, at any time and from time to time, and any tender shall not exhaust or limit the Partnership’s right to tender an additional amount of the Shares, subject to the limitations set within the Stock Transfer Agreement. Under the Stock Transfer Agreement, Hastings is not obligated to purchase, and the Partnership does not have the right to tender, any amount of Shares with an aggregate Fair Market Value in excess of $5.0 million. In the event that Mr. Marmaduke resigns as an officer or director of Hastings prior to his death, the Partnership’s right to tender the Shares to Hastings under the Stock Transfer Agreement shall terminate. Hastings is currently the beneficiary of a $10 million Key-Man life insurance policy on Mr. Marmaduke; a portion of the proceeds of which would be used to complete any purchases of shares resulting from the Stock Transfer Agreement.
AUDIT COMMITTEE REPORT
In accordance with its written charter approved by the Board of Directors, the Audit Committee (the “Committee”) assists the Board in, among other things, oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures and controls over the accounting, auditing and financial reporting practices of Hastings.
The Board of Directors has determined that all three members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations. Additionally, one member of the Committee qualifies as an audit committee financial expert.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Hastings’ independent registered public accounting firm (“independent auditor”), Ernst & Young LLP (“Ernst & Young”), is responsible for the audit of the consolidated financial statements. The Committee’s responsibility is to monitor and review these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in those fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the independent auditor’s opinion on the consolidated financial statements.
During fiscal year 2010, the Committee had nine meetings. The Committee’s regular meetings were conducted so as to encourage communication among the members of the Committee, management, the internal auditors and Hastings’ independent auditor. Among other things, the Committee discussed with Hastings’ internal and independent auditors the overall scope and plans for their respective audits. The Committee separately met with each of the internal and independent auditors, with and without management present, to discuss the results of their respective examinations, observations and recommendations regarding Hastings’ internal controls. The Committee also discussed with Hastings’ independent auditor all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
The Committee reviewed and discussed the audited consolidated financial statements of Hastings as of and for the year ended January 31, 2011 with management, the internal auditors and Hastings’ independent auditor. Management’s discussions with the Committee included a review of critical accounting policies.
The Committee also reviewed and discussed with management the assessment and report of management on the effectiveness of the Company’s internal control over financial reporting, which was performed by management using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission.

The Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and Hastings that might bear on the auditor’s independence, consistent with PCAOB applicable standards. The Committee discussed with the auditor any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditor’s independence.
Effective May 20, 2003, Hastings adopted a policy that it would no longer engage its primary independent auditor for non-audit services other than “audit-related” services as defined by the SEC, certain tax services and other permissible non-audit services specifically approved by the Chair of the Committee and presented to the full Committee at its next regular meeting. The policy requires pre-approval of all services provided. The policy also includes limitations on the hiring of Ernst & Young partners and other professionals to ensure that Hastings satisfies the SEC’s auditor independence rules. The Committee has reviewed and approved the amount of fees paid to Ernst & Young for audit and non-audit services. The Committee concluded that the provision of services by Ernst & Young is compatible with the maintenance of Ernst & Young’s independence.
Based on our review and discussions with management, the internal auditors and the independent auditor, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee, at a meeting held in April 2011, recommended to the Board of Directors that Hastings’ audited consolidated financial statements be included in Hastings’ Annual Report on Form 10-K for the fiscal year ended January 31, 2011, for filing with the SEC.
Frank O. Marrs, Chair
Daryl L. Lansdale
Ann S. Lieff
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES
Aggregate fees paid for professional services rendered by Ernst & Young LLP during the fiscal years 2010 and 2009 were as follows:

	2010	2009
Audit Fees	$653,200	$737,800
Audit-Related Fees	—	—
Tax Fees	35,765	39,195
All Other Fees	1,995	1,500

Total Fees	690,960	778,495

Tax fees consist principally of tax compliance, consulting and planning. Tax compliance fees consist of the preparation and filing of corporate tax returns. All other fees included a subscription to Ernst & Young’s online research tool.
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Description of Proposal
In accordance with its charter, the Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for fiscal 2011 and to render other services required of them. The Board is submitting the appointment of Ernst & Young LLP for ratification at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.
The submission of this matter for approval by shareholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the shareholders do not approve the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of such firm as the independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.
The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent registered public accounting firm. Ratification by the shareholders of the appointment of Ernst & Young LLP does not limit the authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm at any time during the year or thereafter.
The Board recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm (Proposal 2 on the proxy card).
OTHER MATTERS
We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.
ANNUAL REPORT
The Annual Report to our Shareholders, including financial statements for the fiscal year ended January 31, 2011, accompanies this Proxy Statement. The Annual Report is not deemed to be part of this Proxy Statement.
FORM 10-K
Copies of the Company’s Annual Report on Form 10-K (excluding exhibits) are available, without charge, upon written request to Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102, Attention: Investor Relations Department or by visiting the Investor Relations section of our website at www.goHastings.com. Exhibits to the Form 10-K will be furnished upon payment of a fee of $0.50 per page to cover expenses incurred in furnishing the exhibits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own ten percent or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. Based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2010, including those reports that we have filed on behalf of our directors and executive officers, we believe that during the fiscal year ended January 31, 2011 our directors, officers and ten percent or greater holders complied with all filing requirements under Section 16(a) of the Securities Exchange Act.
SHAREHOLDER PROPOSALS
To be considered for inclusion in our proxy statement for the 2012 Annual Meeting, proposals of shareholders must be in writing and received by us no later than January 16, 2012. To be presented at the 2012 Annual Meeting without inclusion in our proxy statement for such meeting, proposals of shareholders must be in writing and received by us no later than April 9, 2012. Proposals should be mailed to the Corporate Secretary of Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas 79102 and include the information required by Section 2.05(a) of our Bylaws. Proposals related to shareholder nominated directors must be submitted in accordance with the guidelines set forth in the section entitled “Consideration of Shareholder Nominated Directors” contained herein.

By Order of the Board of Directors,

/s/ Natalya A. Ballew

NATALYA A. BALLEW
Corporate Secretary
Amarillo, Texas
May 13, 2011

PROXY
HASTINGS ENTERTAINMENT, INC.
This proxy is solicited by the Board of Directors of Hastings Entertainment, Inc. for the Annual Meeting of Shareholders to be held at 4:00 p.m. central daylight saving time on Wednesday, June 8, 2011, at the Company’s Store Support Center. The Store Support Center is located at the 3601 Plains Boulevard in Amarillo, Texas. The undersigned hereby appoint(s) Natalya Ballew, with full power of substitution, and with discretionary authority, the proxy of the undersigned to vote all shares of common stock the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on June 8, 2011, and at any adjournment thereof, upon the matters listed below, and in accordance with her best judgment with respect to any other matters that may properly come before the meeting.
The proxy, when duly executed, will be voted in the manner directed herein, and in the absence of specific directions to the contrary, this proxy will be voted (i) for the election of the one nominee for director, (ii) for the ratification of appointment of the independent registered public accounting firm, and (iii) in the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournments thereof.
This proxy is solicited on behalf of our Board of Directors and may be revoked prior to its exercise. The Board of Directors request that you promptly execute and mail this proxy.
Dated this  _____  day of                     , 2011

(Please sign exactly as your name appears on the stock certificate. If shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, guardian, or other capacity, please give title as such.)
1.	Election of One Director:

Nominee:	For	Withhold

Frank O. Marrs	☐	☐
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm:

For	Against	Abstain
☐	☐	☐
3.	In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting and any adjournment thereof.
Vote by Internet at http://www.proxyvoting.com/hast or by telephone at 1-866-540-5760 or by mail. If you vote by Internet or by telephone, you do not need to mail back your proxy card.